Exhibit 99.1

Emisphere Reports Fourth Quarter and Full Year 2014 Financial Results

Recent Launch of Eligen B12™ Marks Company’s Expansion into Commercializing Practical Innovation

Management to Host Conference Call Today at 8:30 AM ET

ROSELAND, N.J., March 31, 2015 — Emisphere Technologies, Inc. (OTCBB: EMIS) today reported financial results for the fourth quarter and full fiscal year ended December 31, 2014, and provided an overview of corporate accomplishments and plans.

“Eligen B12™ is the first oral prescription tablet proven to normalize B12 levels without the need for injection, and the U.S. launch earlier this month and commencement of commercial operations are transformational milestones for Emisphere,” said Alan L. Rubino, President and Chief Executive Officer of Emisphere. “Eligen B12 is the first marketed product using Emisphere’s advanced Eligen® Technology, a groundbreaking delivery technology that has potential application across a broad range of chemical entities, diseases and conditions. On the development front, we recently highlighted positive Phase 2 data from Eligen licensee Novo Nordisk pertaining to the oral formulation of a long-acting human GLP-1 analogue for treatment of Type 2 diabetes.”

Mr. Rubino continued: “In 2014, Emisphere set the stage for what we believe will be a pivotal time in our Company’s history. We have started 2015 in a strong position and, with important global business development initiatives underway to identify and secure new partnerships for the Eligen Technology, we will continue executing on our strategy and maintain the momentum we have created.”

2014 AND RECENT HIGHLIGHTS

•	Launched Eligen B12 in the U.S.: In March 2015, Emisphere announced the U.S. commercial availability of Eligen B12, the first and only once-daily oral prescription medical food tablet shown to normalize B12 levels without the need for an injection. Eligen B12 is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency, associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is the first product to market using Emisphere’s advanced Eligen Technology, which utilizes a carrier, salcaprozate sodium (SNAC), to chaperone B12 through the gastric lining and directly into the bloodstream even in the absence of intrinsic factor, a protein made in the stomach that normally facilitates B12 absorption.

•

Highlighted Positive Phase 2 Data From Eligen Licensee Novo Nordisk: In February 2015, Emisphere highlighted positive Phase 2 data from Eligen licensee Novo Nordisk pertaining to OG217SC, the oral formulation of semaglutide, a long-acting human GLP-1 analogue. In a press release dated February 20, 2015, Novo Nordisk announced that it has successfully completed the Phase 2 trial for OG217SC, investigating dose range, escalation, efficacy and safety of once-daily oral semaglutide compared with oral placebo or once-weekly subcutaneously administered semaglutide in around 600 people with Type 2 diabetes treated for 26 weeks. Results of the study are available on Novo Nordisk’s website. Based on these results, Novo Nordisk announced that it will initiate consultations with regulatory authorities subsequent to which a decision of whether to progress OG217SC into Phase 3 development will be made. Under Emisphere’s GLP-1 License Agreement, Emisphere could receive additional contingent product development and sales milestone payments and would also be entitled to receive royalties in the event Novo Nordisk commercializes products developed under this Agreement.

•	Secured $20 Million in Financing to Launch Eligen B12: In August 2014, Emisphere entered into an agreement with MHR Fund Management LLC (MHR), and certain of its affiliate funds, to finance the launch of Eligen B12 in the U.S. through a new loan facility. Under the terms of the new loan facility, Emisphere may borrow, at specified times and based on the attainment of specified performance milestones, up to an aggregate of $20 million to finance the development, manufacturing, marketing and sales of the B12 Product. To date, the Company has borrowed approximately $13 million under this loan facility.

•	Global Eligen Technology Business Development Initiatives Underway: During 2014, Emisphere launched a comprehensive business development initiative designed to identify and secure new Eligen Technology partnerships. Eligen Technology is a proven delivery system technology that is applicable to a broad range of chemical entities and has been shown to increase the benefit of the therapy by improving bioavailability or absorption or by decreasing time to onset of action. The Company currently owns rights to an extensive portfolio of carriers with strong patent protection. The current focus of the business development initiative is on next generation, smaller proteins and peptides, proven and/or approved drug compounds, and the development of new oral formulations to replace injectables.

FOURTH QUARTER 2014 FINANCIAL RESULTS

Emisphere reported net income of $0.4 million, or $0.01 per basic and diluted share, for the fourth quarter ended December 31, 2014, compared to net loss of $2.8 million, or $0.05 per basic and diluted share, for the fourth quarter ended December 31, 2013.

The Company reported an operating loss of $3.3 million for the fourth quarter 2014, compared to an operating loss of $2.3 million for the same period in 2013.

Total operating expenses were $3.3 million for the fourth quarter 2014, an increase of $1.0 million or 40.1% compared to the same period in 2013. Total operating expenses include research and development costs of $0.2 million compared to $0.2 million in 2013, and general and administrative expenses of $3.0 million, an increase of $0.9 million or 44% compared to the same period in 2013. Other income for the fourth quarter of 2014 was $3.4 million compared to other expense of $0.4 million for the fourth quarter of 2013. The change from other expense to other income for the fourth quarter 2014 was due primarily to a decrease in fair value of derivative instruments of $4.0 million, and a $0.2 million increase in interest expense.

FULL YEAR 2014 FINANCIAL RESULTS

Emisphere reported a net loss of $25.4 million, or $0.42 per basic and diluted share, for the year ended December 31, 2014, compared to a net loss of $20.9 million, or $0.35 per basic and diluted share, for the year ended December 31, 2013.

Total operating expenses were $9.3 million for the year ended December 31, 2014, compared to $7.6 million for the year ended December 31, 2013, an increase of $1.7 million or 22%. Total operating expenses include research and development costs of $1.1 million (an increase of $0.3 million or 34.9% compared to 2013), and general and administrative expenses of $8.2 million (an increase of $1.4 million or 20.9% compared to 2013).

Other expense for the year ended December 31, 2014, was $18.1 million, compared to other expense of $13.3 million for the year ended December 31, 2013. The $4.8 million increase was due primarily to a $3.4 million increase in the fair value of derivative instruments, and a $1.3 million increase in interest expense due to the restructuring of the Company’s debt.

During 2014, Emisphere recognized a state income tax benefit of approximately $2.0 million as a result of proceeds from the sale of $24.6 million of New Jersey net operating losses through the Technology Business Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Weighted average basic and diluted shares outstanding for the years ended December 31, 2014, and December 31, 2013, was 60,687,478.

LIQUIDITY

As of December 31, 2014, Emisphere had approximately $3.7 million in cash, a net decrease of $400,000 from December 31, 2013, approximately $1.7 million working capital deficiency, a stockholders’ deficit of approximately $111.9 million and an accumulated deficit of approximately $514.1 million.

On August 20, 2014, the Company reached agreement with MHR, and certain of its affiliated funds, to finance the upcoming launch of the Company’s first commercial prescription product, oral Eligen B12, in the United States through a new loan facility (the “Loan Agreement”), and to amend the terms of the Company’s existing obligations under various promissory notes previously issued to MHR to extend the maturity dates of such promissory notes.

Under the terms of the Loan Agreement, Emisphere may borrow, at specified times and based on the attainment of specified performance milestones, up to an aggregate of $20.0 million to finance the development, manufacturing, marketing and sales of its oral Eligen B12 prescription product. The new loan facility will mature on December 31, 2019, and bear interest at a rate of 13 percent per year. The first borrowing under the Loan Agreement occurred on August 20, 2014, in an original principal amount of $5.0 million, the second occurred on November 4, 2014, in an original principal amount of $3 million, and the third borrowing occurred on January 6, 2015, in an original principal amount of $5.0 million. Subject to achieving certain operational milestones relating to the timely manufacture and commencement of sales of Eligen B12, of which there can be no assurance, the Company may request two additional borrowings under the Loan Agreement as follows: up to $5.0 million in the second quarter of 2015, and up to $2.0 million in the third quarter of 2015. In addition to funding available through the Loan Agreement, the Company received approximately $1.7 million and $0.3 million on January 14, 2014, and December 9, 2014, respectively, from the sale of unused net operating losses by participating in the Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Management believes that with the funding made available through the Loan Agreement, assuming attainment of the milestones, the Company will have sufficient capital to support the commercial launch of oral Eligen B12 in the U.S. market and to continue operations through the end of 2015. The Company’s future capital requirements beyond 2015 and financial success depend largely on the commercial success of the oral Eligen B12 prescription product and the Company’s ability to leverage existing partnerships and secure new partnering opportunities.

The Company is pursuing several courses of action to obtain additional capital resources including the global commercialization of Eligen B12, seeking new partnerships, seeking new product development opportunities, and leveraging existing partnerships.

CONFERENCE CALL AND WEBCAST INFORMATION

The live webcast of the conference call can be accessed through the Company’s web site at www.emisphere.com. The call can also be accessed by dialing (877) 303-9483 (United States and Canada) or (760) 666-3584 (international), and entering Conference ID# 93074341. In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning Tuesday, March 31, 2015 at 11:30 AM ET through 11:59 PM ET on April 13, 2015, by calling (855) 859-2056 (United States and Canada) or (404) 537-3406 (International), and entering Conference ID# 93074341.

ABOUT ELIGEN B12™

Eligen B12 is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency, associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12 is designed so that patients only need to take a single oral tablet (cyanocobalamin 1000 mcg/salcaprozate sodium [SNAC] 100 mg) of B12 daily.

Eligen B12 is the first and only prescription medical food that has been shown to normalize vitamin B12 levels comparable to an intramuscular (IM) injection of B12. In a study that compared the impact of Eligen B12 and IM B12 on plasma B12 levels in 50 patients with demonstrated B12 deficiency (serum B12 <350 pg/mL), both products normalized B12 levels by Day 15 (first observation) and maintained normal levels over the duration of the study (three months). In a study that compared bioavailability in 20 healthy subjects of Eligen B12™ with that of a standard oral B12 supplement, the bioavailability of Eligen B12 was 5.09 percent compared with 2.16 percent, which is more than double the bioavailability of the conventional over-the-counter oral B12 supplement formulation at the same dose.

Eligen B12 is classified by the U.S. Food and Drug Administration as a medical food. A medical food is a prescription product formulated to be consumed or administered orally under medical supervision for the treatment of a disease or condition that cannot be managed by a modification of the normal diet alone.

For more information, visit www.eligenb12.com.

ELIGEN B12™ IMPORTANT SAFETY INFORMATION

Those with an allergy to B12, cobalt or any ingredients of Eligen B12 should not take this product. Eligen B12 should not be taken by people who have Leber’s disease, which physicians may refer to as hereditary optic nerve atrophy. Cyanocobalamin (B12) can lead to optic nerve damage (and possibly blindness) in people with Leber’s disease. Note that Eligen B12 has not been studied in patients below 18 years of age.

ABOUT EMISPHERE

Emisphere is a specialty pharmaceutical company that has recently commenced commercial operations. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015. Beyond Eligen B12, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the success of the Company’s commercialization initiatives, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability to capture market share for oral Eligen B12 or any potential products, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005

mgarone@emisphere.com

INVESTOR CONTACTS:

Matthew Haines/Susie Kim

Argot Partners

(212) 600-1902

matthew@argotpartners.com

susan@argotpartners.com

EMISPHERE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except share and per share data)
Revenue	$—	$—	$—
Cost of goods sold	—	—	—

Gross profit	—	—	—

Costs and expenses:
Research and development	1,128	836	1,867
General and administrative	8,162	6,749	4,935
Loss (gain) on disposal of fixed assets	—	10	(10)
Depreciation and amortization	15	9	29

Total costs and expenses	9,305	7,604	6,821

Operating loss	(9,305)	(7,604)	(6,821)

Other non-operating income (expense):
Investment and other income	10	81	45
Change in fair value of derivative instruments:
Related party	(12,172)	(8,491)	7,880
Others	300	58	230
Interest expense - related party	(6,232)	(4,955)	(6,236)

Total other non-operating income (expense)	(18,094)	(13,307)	1,919

Loss before income tax benefit (expense)	(27,399)	(20,911)	(4,902)
Income tax benefit (expense)	2,019	(28)	2,974

Net loss	$(25,380)	$(20,939)	$(1,928)

Net loss per share, basic	$(0.42)	$(0.35)	$(0.03)

Net loss per share, diluted	$(0.42)	$(0.35)	$(0.03)

Weighted average shares outstanding, basic	60,687,478	60,687,478	60,687,478

Weighted average shares outstanding, diluted	60,687,478	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$3,683	$4,053
Inventories	2,068	230
Prepaid expenses and other current assets	188	622

Total current assets	5,939	4,905
Equipment and leasehold improvements, net	25	40
Other assets	24	34

Total assets	$5,988	$4,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, related party, net of related discount	$—	$556
Accounts payable and accrued expenses	1,846	1,539
Derivative instruments:
Related party	5,548	3,638
Others	239	540
Other current liabilities	—	30

Total current liabilities	7,633	6,303
Notes payable, related party net of related discount	44,546	32,523
Derivative instruments – Related party	24,133	11,331
Deferred revenue	41,616	41,616
Deferred lease liability and other liabilities	10	7

Total liabilities	117,938	91,780

Commitments and contingencies	—	—
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 4,000,000 shares at December 31, 2014; and authorized 2,000,000 shares at December 31, 2013; issued and outstanding at December 31, 2014 - none	—	—
Common stock, $.01 par value; authorized 400,000,000 shares at December 31, 2014; and authorized 200,000,000 at December 31, 2013; issued 60,977,210 shares (60,687,478 outstanding) at December 31, 2014 and 2013	610	610
Additional paid-in capital	405,531	405,300
Accumulated deficit	(514,139)	(488,759)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(111,950)	(86,801)

Total liabilities and stockholders’ deficit	$5,988	$4,979